EXHIBIT 10.1


                          AGREEMENT AND PLAN OF MERGER



                         Dated as of September 30, 1998



                                      Among



                                HEALTHWATCH, INC.



                              MERAD SOFTWARE, INC.



                                       AND



                         PAUL HARRISON ENTERPRISES, INC.

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                                TABLE OF CONTENTS

ARTICLE 1 - THE MERGER..........................................................................4

         1.1 The Merger.........................................................................4
         1.2 Closing............................................................................4
         1.3 Effective Time of the Merger.......................................................5
         1.4 Effects of the Merger..............................................................5
         1.5 Articles of Incorporation; Bylaws..................................................5
         1.6 Directors..........................................................................5
         1.7 Officers...........................................................................5

ARTICLE 2 - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS...........5

         2.1 Exchange of Shares.................................................................5
                  (a) Common Stock of Sub.......................................................5
                  (b) Cancellation of Treasury Stock and Parent-Owned Company Common Stock......5
                  (c) Conversion of Company Common Stock........................................6
                  (d) Dissenting Stockholders...................................................6
                  (e) Cancellation and Retirement of Company Common Stock.......................6
         2.2 Options, Warrants..................................................................6
         2.3 Exchange of Certificates...........................................................7
                  (a) Exchange Agent............................................................7
                  (b) Exchange Procedures.......................................................7
                  (c) Distributions with Respect to Unexchanged Shares..........................7
                  (d) No Further Ownership Rights in Company Common Stock.......................8
                  (e) No Fractional Shares......................................................8
                  (f) No Liability..............................................................8
                  (g) Transfer Restrictions.....................................................9
         2.4 Additional Consideration...........................................................9

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES......................................................9

         3.1 Representations and Warranties of the Company......................................9
                  (a) Organization, Standing and Corporate Power...............................10
                  (b) Subsidiaries.............................................................10
                  (c) Capital Structure........................................................10
                  (d) Authority; Noncontravention..............................................11
                  (e) Financial Statements; Undisclosed Liabilities............................12
                  (f) Absence of Certain Changes or Events.....................................12
                  (g) Litigation...............................................................13
                  (h) Labor Matters; Employee Matters..........................................13
                  (i) Tax Returns and Tax Payments.............................................15
                  (j) State Antitakeover Laws Not Applicable...................................16
                  (k) Real Estate..............................................................16
                  (l) Compliance with Laws; Environmental Matters..............................16
                  (m) Leased Tangible Personal Property........................................17
                  (n) Contracts................................................................17
                  (o) Assets...................................................................19


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                  (p) Intellectual Property....................................................19
                  (q) Accounts Receivable......................................................20
                  (r) Properties...............................................................20
                  (s) Transactions with Directors, Officers, Employees and Affiliates..........20
                  (t) Insurance................................................................20
                  (u) Brokers..................................................................20
                  (v) Asset Sales; Merger......................................................20
                  (w) Full Disclosure..........................................................21
                  (x) Board Recommendation.....................................................21
                  (y) Required Company Vote....................................................21
         3.2 Representations and Warranties of Parent..........................................21
                  (a) Organization, Standing and Corporate Power...............................21
                  (b) Subsidiaries.............................................................21
                  (c) Capital Structure........................................................21
                  (d) Authority; Noncontravention..............................................22
                  (e) SEC Documents; Undisclosed Liabilities...................................23
                  (f) Absence of Certain Changes or Events.....................................23
                  (g) Litigation...............................................................24
                  (h) Tax Returns and Tax Payments.............................................24
                  (i) Compliance with Laws; Environmental Matters..............................24
                  (j) Intellectual Property....................................................25
                  (k) Properties...............................................................25
                  (l) Interim Operations of Sub................................................25
                  (m) Brokers..................................................................25
                  (n) Board Recommendation.....................................................25

ARTICLE 4 - COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER..........................26

         4.1 Conduct of Business of the Company................................................26
         4.2 Conduct of Business of Parent and Sub.............................................28

ARTICLE 5 - ADDITIONAL AGREEMENTS..............................................................28

         5.1 Preparation of Proxy Statement; Stockholder Meeting...............................28
         5.2 Parent Access to Information......................................................29
         5.3 Company Access to Information.....................................................29
         5.4 Best Efforts......................................................................29
         5.5 Expenses..........................................................................30
         5.6 Public Announcements..............................................................30
         5.7 Takeover Statutes.................................................................30
         5.8 Certain Agreements................................................................30
         5.9 Registration of Parent Stock......................................................30
         5.10 Tax-Free Reorganization; Plan of Liquidation.....................................31

ARTICLE 6 - CONDITIONS PRECEDENT...............................................................31

         6.1 Conditions to Each Party's Obligation to Effect the Merger........................31
                  (a) No Injunctions or Restraints.............................................31
                  (b) Compliance with Federal and State Securities Laws........................31
                  (c) Consents, etc............................................................31
                  (d) Shareholder Vote.........................................................32


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         6.2 Conditions to Obligation of Parent and Sub........................................32
                  (a) Representations and Warranties...........................................32
                  (b) Performance of Obligations of the Company................................32
                  (c) Opinion of Counsel to the Company........................................32
                  (d) Dissenter's Rights.......................................................32
         6.3 Conditions to Obligation of the Company...........................................32
                  (a) Representations and Warranties...........................................32
                  (b) Performance of Obligations of Parent and Sub.............................33
                  (c) Opinion of Counsel to Parent.............................................33

ARTICLE 7 - TERMINATION, AMENDMENT AND WAIVER..................................................33

         7.1 Termination.......................................................................33
         7.2 Effect of Termination.............................................................34
         7.3 Amendment.........................................................................34
         7.4 Extension; Waiver.................................................................34

ARTICLE 8 - INDEMNIFICATION....................................................................34

         8.1 Survival of Warranties............................................................34
         8.2 Indemnification by the Company....................................................34
         8.3 Procedure for Claims..............................................................35
         8.4 Limitation on Indemnification.....................................................35
         8.5 Indemnification by Parent.........................................................35
         8.6 Procedure for Claims..............................................................36
         8.7 Limitation on Indemnification.....................................................36
         8.8 Notice; Defense of Claims.........................................................36

ARTICLE 9 - GENERAL PROVISIONS.................................................................38

         9.1 Further Assurances................................................................38
         9.2 Notices...........................................................................38
         9.3 Definitions.......................................................................39
         9.4 Interpretation....................................................................39
         9.5 Counterparts......................................................................39
         9.6 Entire Agreement; No Third-party Beneficiaries....................................39
         9.7 Governing Law.....................................................................39
         9.8 Assignment........................................................................39
         9.9 Enforcement.......................................................................40
         9.10 Severability.....................................................................40

                                      iii

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of September 30, 1998, by and among HEALTHWATCH, INC., a Minnesota corporation ("Parent"), MERAD SOFTWARE, INC., a Nevada corporation and a direct wholly owned subsidiary of Parent ("Sub"), and PAUL HARRISON ENTERPRISES, INC., a Georgia corporation (the "Company").

                                    RECITALS

         A. The Boards of Directors of Parent and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, a merger of the Company with and into Sub (the "Merger"), with Sub as the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, no par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 9.3) of the Company or by Parent, Sub or any other subsidiary of Parent, will be converted into the right to receive, subject to the terms hereof, .1041666 shares of the Series P Preferred Stock of Parent (the "Preferred Stock"). In addition, each holder of Company Common Stock shall be granted its/his/her pro-rata interest in an earn-out based on Parent or any affiliate sales of products based on the MERAD technology owned by the Company (or any derivative thereof) (the "MERAD Technology").

         B. For United States Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes NRS92A.005 et. seq. (the "Nevada Code"), and the Georgia Business Corporation Code O.C.G.A ss.14-2-101 et. seq. (the "GBCC") the Company shall be merged with and into the Sub at the Effective Time. Upon the Effective Time, the separate existence of the Company shall cease, and the Sub shall continue as the surviving corporation (the "Surviving Corporation") having the name Merad Software, Inc.

         1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article 6, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Atlanta Time October 1, 1998 (the "Closing Date"), at the offices of counsel to the Company, unless another date, time or place is agreed to in writing by the parties hereto.


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


         1.3 Effective Time of the Merger. On the Closing Date, the parties shall file articles of merger, certificate of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the Nevada Code and GBCC and shall make all other filings or recordings required under the Nevada Code and GBCC. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the States of Nevada and Georgia (the time the Merger becomes effective being the "Effective Time").

         1.4 Effects of the Merger. The Merger shall have the effects set forth in the Nevada Code and GBCC.


         1.5 Articles of Incorporation; Bylaws.

                  (a) The Articles of Incorporation of the Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The Bylaws of the Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         1.6 Directors. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.7 Officers. The officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

                                    ARTICLE 2

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         2.1 Exchange of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as one share of common stock of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of the Company Common Stock that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no cash, Preferred Stock, Additional Consideration Agreement (as defined in Section 2.4) or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Section 2.3, at the Effective Time each issued and outstanding share of Company


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         Common Stock shall be automatically converted into .1041666 nonassessable shares of Preferred Stock (the "Stock Consideration"). The Stock Consideration and the Additional Consideration (as defined in
         Section 2.4) and any cash paid pursuant to Section 2.3(e) are herein collectively referred to as the "Merger Consideration."

                  (d) Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who duly demands appraisal of his shares of Company Common Stock pursuant to the GBCC and complies with all the provisions of the GBCC concerning the right of holders of Company Common Stock to demand appraisal of their shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 2.1(c), but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the GBCC. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the GBCC, his shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest, pursuant to Sections 2.1(c) and 2.4. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares received by the Company; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands, which consent shall not be unreasonably withheld.

                  (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than shares referred to in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive pursuant to Sections 2.3 and 2.4,
         (i) a certificate or certificates of Preferred Stock representing the number of full shares of Preferred Stock into which the shares of Company Common Stock theretofore represented by such canceled and retired certificate shall have been converted pursuant to Section 2.1(c), (ii) in lieu of fractional shares of Preferred Stock, a cash payment for the fair market value of a fractional share to be issued in consideration therefor based on a price of $9.60 per share and (iiii) an Additional Consideration Agreement representing such holders pro-rata share of the pay-out obligation to be paid by Parent on future sales of products using the MERAD technology or any derivative thereof.

         2.2 Options; Warrants. At the Effective Time, all options and warrants exercisable for Company Common Stock granted or issued prior to the date hereof, which are outstanding and unexercised or unconverted immediately prior to the Effective Time (the "Prior Securities"), shall be converted into a number of options for the Parent's Common Stock calculated by taking the number of such options outstanding and dividing such number by .96.

         2.3 Exchange of Certificates.

                  (a) Exchange Agent. At the Effective Time, Parent shall designate Corporate Stock Transfer, Inc., Parent's transfer agent (the "Exchange Agent"), to act as agent for the holders of shares of Company Common Stock in connection with the Merger to issue the certificate or certificates to which holders of shares of Company Common Stock shall become entitled


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


         pursuant to Section 2.1(c). Parent shall authorize and instruct the Exchange Agent to issue to the holders of Company Common Stock, in the aggregate, certificates representing the number of shares of Preferred Stock required to effectuate the terms of the Merger.

                  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificates to such Exchange Agent (the "Letter of Transmittal"), and (ii) instructions for use in effecting the surrender of the certificates representing shares of Company Common Stock for shares representing Preferred Stock and return of the Letter of Transmittal. Upon proper surrender to the Exchange Agent of such certificates for cancellation and return of the Letter of Transmittal, the holder of such certificates shall after the Effective Time be entitled only to a certificate or certificates representing the number of full shares of Preferred Stock, into which the aggregate number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement plus payment for the fair market value of a fractional share as provided in
         Section 2.3(e). The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of certificates for Preferred Stock as hereinabove provided. If any certificate for such Preferred Stock is to be issued in a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that (1) the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, (2) a Letter of Transmittal be executed and returned by the transferee, and (3) that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Preferred Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that such tax has been paid or is not applicable.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of Preferred Stock represented thereby. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Preferred Stock.

                  (d) No Further Ownership Rights in Company Common Stock. All shares of Preferred Stock (and any cash-in-lieu of fractional shares) and the Additional Consideration Agreement issued upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article 2 (including any


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


         certificates issued pursuant to Section 2.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

                  (e) No Fractional Shares.

                           (i) No certificates or scrip representing fractional
                  shares of Preferred Stock shall be issued upon the surrender for exchange of certificates representing shares of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent; and

                           (ii) Notwithstanding any other provision of this
                  Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Preferred Stock shall receive, in lieu thereof, payment in cash based on a share price of $9.60 per share.

                  (f) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Preferred Stock (or dividends or distributions with respect thereto) or Additional Consideration Agreements delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash, shares of Preferred Stock, Additional Consideration Agreement, any cash in lieu of fractional shares of Preferred Stock or any dividends or distributions with respect to Preferred Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d)), any such shares, agreements, cash dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (g) Transfer Restrictions. Subject to the provisions of this Agreement, the transfer of Preferred Stock issued in connection with the Merger shall be limited to the full extent required by federal and state securities laws and as set forth in Section 5.9(b). Certificates representing such stock will bear appropriate legends describing all such restrictions.

         2.4 Additional Consideration In addition to the Preferred Stock, the holders of Company Common Stock shall be paid an amount of cash and additional Parent Common Stock as additional consideration for the Merger based on sales of MERAD-related products (i.e., software products that include any part of the MERAD technology or any derivatives thereof), equal to 5% of the gross amount of the revenues from such sales by Parent or any affiliate (or any other entity in which Parent or any affiliate owns more than 5% of the capital stock or other ownership interests), or any fees of Parent or its affiliate (or any other entity in which Parent or any affiliate owns more than 5% of the capital stock or other ownership interests), derived in any manner from such products, during any fiscal year up to $1 million of such revenues, and 10% on revenues thereafter during the balance of such fiscal year (collectively, the "Additional Consideration"). The Additional Consideration shall be paid quarterly, on or before 30 days after the end of such calendar quarter, during the 10-year period following the Merger and shall not exceed $7 million in the aggregate for all such years. One-half of all of the Additional Consideration shall be paid in shares of Parent's Common Stock, the value of which shall, for this purpose, be the average closing bid price for such stock for the 10 trading days prior to the payment date, with the remaining amount paid in cash. In the event that Parent acquires HALIS, Inc., a Georgia corporation ("HALIS"), the license agreement between the Company and HALIS shall be terminated and future payments based upon sales of the MERAD technology incorporated into the HALIS products shall be pursuant to the foregoing payment obligation. In the event that Parent does not acquire HALIS, any payments received by Company from HALIS under the license agreement during the 10-year term of the pay-out period shall be passed through to the holders of the Company Common Stock, such HALIS payments to be counted against the $7 million maximum payment to be paid under the Additional Consideration Agreements, and shall cease upon the earlier of the payment of total Additional Consideration, in the aggregate, of $7 million or the end of the 10-year term of such agreements. The Additional Consideration obligation shall be represented by the Additional Consideration Agreements, a form of which is attached hereto as Exhibit A. Each holder of Company Common Stock shall be issued an Additional Consideration Agreement at the Closing, such agreement to be for the pro-rata share of the Additional Consideration allocated to such holder based upon such holder's ownership of Company Common Stock outstanding at the Effective Time.


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                  (a) Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries (as defined in Section 3.1(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in
         Section 9.3) with respect to the Company. Attached as Section 3.1(a) of the disclosure schedule ("Disclosure Schedule") delivered to Parent by the Company at the time of execution of this Agreement are complete and correct copies of the Articles of Incorporation and Bylaws of the Company.

                  (b) Subsidiaries. The only direct or indirect subsidiaries of the Company (the "Subsidiaries") and other ownership interests held by the Company in any other person are those listed in Section 3.1(b) of the Disclosure Schedule. The Company owns the shares of capital stock of each Subsidiary free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

                  (c) Capital Structure. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. As of the date of this Agreement, there are


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


         (i) 3,210,550 shares of Company Common Stock issued and outstanding;
         (ii) no shares of Company Common Stock held in the treasury of the Company; and (iii) except as set forth in Schedule 3.1(c), no shares of Company Common Stock reserved for issuance upon exercise of Prior Securities. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and, except as described in Section 3.1(c) of the Disclosure Schedule, are not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote on any matters on which stockholders of the Company may vote. Except as set forth above and in Section 3.1(c) of the Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which it is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any Subsidiary of the Company. Except as provided in Section 3.1(c) of the Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act").

                  (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to approval by the Company's shareholders ("Company Shareholder Approval"), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and, subject, in the case of the Merger, to Company Shareholder Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as disclosed in Section 3.1(d) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company, or (b) conflict with, or result in any breach or violation of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration under (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (ii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (c) result in the creation of any Lien upon any of the parties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to have a material adverse effect with respect to the Company or would not reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the States of Nevada and Georgia, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.1(d) of the Disclosure Schedule.

                  (e) Financial Statements; Undisclosed Liabilities. The financial statements of the Company for the quarter ended March 31, 1998 audited by Harshman & Phillips, P.C. attached hereto in Section 3.1(e) of the Disclosure Schedule (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles. The Financial Statements fairly present the financial position of the Company as of the date thereof and the results of operations for the period then ended. Since March 31, 1998, the Company has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the balance sheet of the Company as of March 31, 1998, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after March 31, 1998 in the ordinary course of business and consistent with past practice, (iv) as set forth in Section 3.1(e) of the Disclosure Schedule, or (v) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to the Company.

                  (f) Absence of Certain Changes or Events. Except as described in Section 3.1(f) of the Disclosure Schedule, since March 31, 1998 there has not been:

                           (i) any material adverse change with respect to the
                  Company;

                           (ii) any damage, destruction or loss (whether or not
                  covered by insurance) of any material assets of the Company;

                           (iii) any increase or decrease in the rates of
                  compensation payable or to become payable by the Company to any of its officers, directors or employees over or under the rates in effect during the twelve months ended March 31, 1998, other than general increases made in accordance with past practices which are described in Section 3.1(f) of the Disclosure Schedule; or any declaration, payment, commitment, or obligation of any kind for the payment by the Company of any bonus (other than standard year-end bonuses consistent with past practices which are described in Section 3.1(f) of the Disclosure Schedule), additional salary or compensation, or retirement, termination or severance benefits to officers, directors or employees;

                           (iv) any material amendment or termination of any
                  material contract, lease or license to which the Company is a party or by which it may be bound, other than in the ordinary course of business;

                           (v) other than in the ordinary course of business,
                  any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any property or asset of the Company, or any cancellation or compromise of any debt or claim of the Company;

                           (vi) any labor dispute or to the Company's knowledge
                  threat of a labor dispute or any attempt or to the Company's knowledge threat of an attempt by a labor union to organize the Company's employees;

                           (vii) any acquisition by the Company of the assets or
                  capital stock of another business entity;

                           (viii) any termination of any material permit or
                  license issued to the Company or to any of its employees or agents;

                           (ix) any dividend or distribution declared, set aside
                  or paid in respect of the Company Common Stock or any repurchase by the Company of shares of Company Common Stock.

                  (g) Litigation. Except as disclosed in Section 3.1(g) of the Disclosure Schedule, there is no suit, action or proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which would reasonably be expected to have a material adverse effect on the Company or, to the Company's knowledge, any basis for any such suit, action, proceeding or investigation. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

                  (h) Labor Matters; Employee Matters.

                           (i) Neither the Company nor any of its Subsidiaries
                  is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened.

                           (ii) Except as disclosed in Section 3.1(h) of the
                  Disclosure Schedule, no employee of the Company has a written or oral agreement (or an assurance pursuant to any employee manual) which would preclude the Company from terminating such employee's employment at any time with no obligation of the Company to make any payment except wages and accrued benefits to the date of termination. The Company, to its knowledge, has not engaged in any discriminatory hiring or employment practices. Except as set forth in Section 3.1(h) of the Disclosure Schedule and except for matters which would reasonably not be expected to have a material adverse effect on the

                  Company, there have not been any employment discrimination complaints filed against the Company with any state or federal agency and the Company has not been threatened by any former employee with any suit alleging wrongful termination.

                           (iii) The Company has delivered to Parent (i) all
                  employment manuals utilized by the Company within the past three (3) years, (ii) copies of any determination letters received by the Company from the Internal Revenue Service or any other governmental authority with respect to any employee benefit plan, (iii) copies of any summary plan descriptions or summaries of material modifications relating to any employee benefit plan (as defined in Section 3(3) of ERISA) that have been prepared or distributed in the past three (3) years, and
                  (iv) any annual reports (Form 5500 series) filed for any employee benefit plan or fringe benefit plan (within the meaning of Code Section 6039D) for plan years ending March 31, 1998. All such summary plan descriptions, summaries, and annual reports, were true, complete and correct in all material respects, and complied in all material respects with all requirements applicable thereto, at the time such documents were distributed or filed. The current summary plan descriptions comply with all applicable requirements and properly describe the current versions of the plans to which they relate.

                           (iv) There are no present or former Company
                  employees, directors or independent contractors entitled to
                  (i) pension benefits that are "unfunded" as defined under the Employee Retirement Income Security Act ("ERISA") or (ii) any pension benefit or welfare benefit to be paid after termination of employment. Except with respect to continuation coverage under group health plans pursuant to Section 4980B of the Code or state law, and except with respect to continuation coverage under group life insurance plans pursuant to state law, no other benefits (whether or not pursuant to any plan or benefit arrangement that is subject to ERISA) whatsoever are payable to any present or former Company employees after termination of employment or to any present or former directors or independent contractors after cessation of service to the Company (including, but not limited to, any post-retirement medical or death benefits, any severance benefits or any disability benefits).

                           (v) There are no arrangements or contracts with any
                  director, officer, employee or independent contractor of the Company that require any deferred compensation, retirement or welfare benefits to be paid or provided following termination of services.

                           (vi) Each "employee welfare benefit plan" (as defined
                  in Section 3(1) of ERISA) of the Company is either funded through insurance or is unfunded for purposes of ERISA. There are no reserves, assets, surplus or prepaid premiums under any such plan, and, the Company is not in default under any such plan, and all such plans are in compliance in all material respects with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967).

                           (vii) Each of any "employee welfare benefit plan" (as
                  defined above) maintained by the Company, any fiduciary thereof, and the Company is not subject to any liability (other than normal liabilities and expenses associated with maintenance of such plan or arrangement as an ongoing benefit plan or arrangement) under ERISA or the Code or any other applicable law, including without limitation, liability resulting from a partial plan termination.

                           (viii) The Company is not subject to any liability
                  (other than normal liabilities and expenses associated with maintenance of such plan or arrangement as an ongoing benefit plan or arrangement) under ERISA or the Code or any other applicable law, including without limitation, liability resulting from a partial plan termination or from prohibited transactions.

                           (ix) The Company neither maintains, nor has it ever
                  maintained or ever been obligated to contribute to, (i) a multi-employer plan within the meaning of Section 3(37) of ERISA, or (ii) any employee benefit plan within the meaning of
                  Section 3(3) of ERISA.

                           (x) There are no inquiries, proceedings, claims or
                  suits pending or, to the knowledge of the Company, threatened by any governmental agency or authority or by any participant or beneficiary against any of the Company's "employee welfare benefit plans" (as defined above) with respect to the operation of such benefit plans.

                           (xi) The consummation of the transactions
                  contemplated by this Agreement will not (i) entitle any employee of the Company to severance pay or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee.

                           (xii) The Company has no obligation for (i) any
                  long-term disability benefits to or for any of the Company's employees who become disabled prior to the Closing Date (including any individual who is disabled but has not satisfied any applicable waiting period) and (ii) any life insurance benefits promised, due and/or payable to or for any of the Company's employees who die prior to the Closing Date.

                  (i) Tax Returns and Tax Payments. Except as set forth in
         Section 3.1(i) of the Disclosure Schedule, the Company and each of its Subsidiaries has timely filed, with the appropriate authority, (or, as to Subsidiaries, the Company has filed, with the appropriate authority, on its behalf) all Tax Returns (as defined below) required to be filed by it, has paid (or, as to Subsidiaries, the Company has paid on its behalf) or shareholders of the Company have paid all Taxes (as defined below) shown thereon to be due and has provided (or, as to Subsidiaries, the Company has made provision on its behalf of) adequate reserves in the Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. All Tax Returns were correct as filed. Except as set forth in Section 3.1(i) of the Disclosure Schedule (i) no claim for unpaid Taxes has been asserted by a Tax authority or has become a lien (except for liens not yet due and payable) against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries, (ii) no audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by any government entity, and (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect. Neither the Company nor any of its Subsidiaries is or has been a member of any consolidated, combined, unitary or aggregate group for Tax purposes except such a group consisting only of the Company and its Subsidiaries. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                  (j) State Antitakeover Laws Not Applicable. No state takeover statute or similar statute or regulation of the State of Georgia applies or purports to apply to this Agreement or the transactions contemplated hereby and no provision of the Articles of Incorporation, Bylaws or other governing instruments of the Company or any of its Subsidiaries or the terms of any rights plan or agreement of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by Parent by virtue of this Agreement or the transactions contemplated hereby or permit any shareholder to acquire securities of the Company or of Parent or any of its Subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

                  (k) Real Estate. The Company does not own or have title to any real estate, and has never owned or had title to any real estate. The Company does not lease any real estate other than pursuant to real estate leases listed in Section 3.1(k) of the Disclosure Schedule, true and correct copies of which have been delivered to Parent (the "Leases"). The Company is not in default under the Lease, and there are no facts which, with notice and/or the passage of time, would constitute such a default by the Company. The Company has not received notice that said buildings do not comply with municipal, state and federal statutes, ordinances, rules and regulations applicable to the construction of the buildings and their actual use. Consent is required under the Leases in connection with the Merger.

                  (l) Compliance with Laws; Environmental Matters.

                           (i) The Company and its Subsidiaries and their
                  operations and assets, including owned or leased real property, are in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, including Environmental Laws (as defined below).

                           (ii) There are no legal, administrative, arbitral or
                  other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company or any of its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company, during the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligations pursuant to or under any Environmental Law.

                  (m) Leased Tangible Personal Property. At the date hereof, the Company does not lease any personal property other than pursuant to (i) leases in the ordinary course of business which can be terminated on not more than 30 days notice by the Company without payment of any penalty or termination payment, and (ii) leases ("Personal Property Leases") which are listed in Section 3.1(m) of the Disclosure Schedule, true and correct copies of which have been delivered to Parent. Each of the Company and, to the Company's knowledge, the other parties thereto is not in default in any material respect under any of the Personal Property Leases, and the Company is not aware of any fact which, with notice and/or passage of time, would constitute such a default by the Company. Except as set forth in Section 3.1(m) of the Disclosure Schedule, no consent is required under the Personal Property Leases in connection with the Merger.

                  (n) Contracts. Section 3.1(n) of the Disclosure Schedule lists, and the Company has previously delivered to Parent, true and complete copies of, all of the following contracts or other obligations to which the Company is a party or by which it is bound:

                           (i) employment agreements and any other contracts or
                  understandings with or loans to any of the Company's shareholders, officers, directors, employees, consultants, salesmen, distributors or sales representatives, including but not limited to any which relate to bonuses or deferred compensation;

                           (ii) any employee benefit plan made available by the
                  Company to any of its employees;

                           (iii) any collective bargaining agreement or other
                  agreement with any union;

                           (iv) any outstanding contracts with customers;

                           (v) any deeds of trust, mortgages, conditional sales
                  contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements whereby any assets of the Company are subject to a lien, encumbrance, charge or other restriction;

                           (vi) any loan agreements (whether for borrowing or
                  lending), letters of credit or lines of credit;

                           (vii) any contracts restricting the Company from
                  doing business in any geographic areas or in any way limiting competition and any contracts which limit, restrict or transfer rights to any technology utilized or developed by the Company or which establish rights of a supplier or customer to a particular product marketed or being developed by the Company; for each such contract, Section 3.1(n) of the Disclosure Schedule briefly describes the restrictions or limitations contained in the contract;

                           (viii) any construction contracts, or contracts for
                  the purchase of equipment, and any contracts calling for aggregate payments by the Company in excess of $25,000.00 and which are not terminable without cost or liability on notice of 90 days or less;

                           (ix) any joint venture, partnership or limited
                  partnership agreement involving the Company;

                           (x) any indemnification by the Company and any
                  guarantees by the Company of the obligations of any other party except those resulting from the endorsement of customer checks deposited by the Company for collection;

                           (xi) any license or franchise agreement, either as
                  licensor or licensee or franchisor or franchisee, including any such agreements relating to intangible property, and any distributorship, dealership, or sales agency agreement.

                           (xii) any insurance policies or contracts;

                           (xiii) any other contracts which would reasonably be
                  expected to have a material impact on the Company's results of operations or financial condition; and

                           (xiv) Any commitments to enter into any of the types
                  of contracts and obligations referred to in this Section
                  3.1(n).

                  Except as set forth in Section 3.1(n) of the Disclosure Schedule, the Company has not received notice of any default under any such contracts, obligations or commitments which are material to the conduct of the Company's business, the Company is not in any material respect in default under any such contracts, obligations or commitments, there are no facts which, with notice and/or the passage of time, would constitute such a default, and to the Company's knowledge, no other party thereto is in default. All such contracts are enforceable by the Company in accordance with their terms except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors rights generally. No consent is required under the contracts, obligations and commitments referred to in this Section 3.1(n) in connection with the Merger, except as set forth in Section 3.1(n) of the Disclosure Schedule.

                  None of the Company's purchase commitments is in excess of the normal, ordinary, and usual requirements of the Company's business or was made at any price substantially in excess of then-current market price, or to the knowledge of the Company contains terms and conditions significantly more onerous than those which are usual and customary in the Company's industry.

                  (o) Assets. The equipment, furniture, computers, and other tangible personal property owned, leased or used by the Company in its business is in good condition, normal wear and tear excepted, and is in good operating order, except for items not material in value which are under repair in the ordinary course of business. Section 3.1(o) of the Disclosure Schedule lists all furniture, equipment, and other tangible personal property of the Company (other than inventory and supplies) having an original cost of $10,000.00 or more. Section 3.1(o) of the Disclosure Schedule also lists all equipment, furniture, computers and other tangible personal property which (i) is used by the Company or which is located on the Company's premises and (ii) which is not owned by the Company, except for items leased under the Personal Property Leases and except for normal personal property of employees. Except for sales of inventory in the ordinary course of business, since the date of the most recent balance sheet contained in the Financial Statements no tangible assets (whatever their original cost) have been transferred from the Company, whether by sale, dividend or otherwise.

                  (p) Intellectual Property. Each of the Company and its Subsidiaries owns or has a license to use all of the copyrights, patents, trademarks, service marks, service names, trade names, applications therefore, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights (collectively, the "Intellectual Property") which is used by them in their respective businesses. Except as set forth in Section 3.1(p) of the Disclosure Schedule, all software used in the Company's business and sold by the Company is year 2000 compliant. Each of the Company and its Subsidiaries is the owner of or has a license to any Intellectual Property sold or licensed to a third party in connection with their business operations, and have the right to convey by sale or license any Intellectual Property so conveyed. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of their Intellectual Property licenses. No proceedings have been instituted or are pending, or to the knowledge of the Company has any person claimed or alleged any rights to such Intellectual Property. Except as set forth in Schedule 3.1(p) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to any recurring royalties to any person with respect to any such Intellectual Property. Except as set forth in Section 3.1(p) of the Disclosure Schedule, no officer or director of the Company or any of its Subsidiaries, or to the knowledge of the Company, other employee of the Company or any of its Subsidiaries, is a party to any contract or agreement which restricts or prohibits such officer, director or employee from engaging in activities competitive with any person or is a party to a contract or agreement which requires such officer, director or employee to assign any interest in any Intellectual Property to any person other than the Company or any of its Subsidiaries or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any person other than the Company or any of its Subsidiaries.

                  (q) Accounts Receivable. All accounts receivable of the Company reflected in the most recent balance sheet contained in the Financial Statements originated in the ordinary course of its business, are valid, and to the knowledge of the Company, at the date hereof, are fully collectible and not subject to any defense, counterclaim or setoff, except and only to the extent of the reserve against accounts receivable shown on such balance sheet.

                  (r) Properties. Except as set forth in Section 3.1(r) of the Disclosure Schedule, each of the Company and its Subsidiaries (i) has good, clear and marketable title to all the properties and assets reflected in the latest balance sheet of the Company contained in the Financial Statements as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (a) all Liens except statutory liens securing payments not yet due and (b) all real property mortgages and deeds of trust and (ii) is the lessee of all leasehold estates reflected in the latest financial statements or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.

                  (s) Transactions with Directors, Officers, Employees and Affiliates. There have been no transactions since March 31, 1998 between the Company and any director, officer, employee or affiliate of the Company, except on an arm's length basis in accordance with normal business practices. To the Company's knowledge, since March 31, 1998 none of the officers, directors or affiliates of the Company, or any member of the immediate family of any such persons, has been a director of officer of, or has had a material interest in, any firm, corporation, association or business enterprise which during such period has been a material supplier, customer or sales agent of the Company or has competed to a material extent with the Company.

                  (t) Insurance. The Company has not received any notice of cancellation with respect to any insurance policy of the Company. All premiums due under any such insurance policy have been paid in full. The Company has timely filed all claims or timely notified insurance carriers of events or circumstances giving rise to any claims under such policies.

                  (u) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or by or on behalf of any shareholder of the Company.

                  (v) Asset Sales; Merger. The Company has not, except for sales of inventory in the ordinary course of business and as set forth in
         Section 3.1(v) of the Disclosure Schedule, sold, transferred or distributed any significant portion of its assets during the two-year period preceding the date hereof nor has the Company taken any other action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

                  (w) Full Disclosure. No representation or warranty made by the Company under or in connection with this Agreement, no certification furnished or to be furnished to Parent pursuant to this Agreement, and no agreements, instruments or documents delivered by the Company to Parent or its counsel hereunder, contains or will contain any untrue statement of a material fact.

                  (x) Board Recommendation. The Board of Directors of the Company has by unanimous action of all directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

                  (y) Required Company Vote. The Company Stockholder Approval which the Company will use its reasonable best efforts to obtain, being the affirmative vote of a majority of the outstanding shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

         3.2 Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

                  (a) Organization, Standing and Corporate Power. Each of Parent, HealthWatch Technologies, Inc., and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Parent.

                  (b) Subsidiaries. The only direct or indirect material subsidiary of Parent is HealthWatch Technologies, Inc. ("HWT"). All the outstanding shares of capital stock of Sub and HWT have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by Parent free and clear of all Liens.

                  (c) Capital Structure. The authorized capital stock of Parent consists of 50,000,000 shares of Parent's Common Stock and 5,000,000 shares of preferred stock, $.01 par value. As of the date of this
         Agreement: (i) 2,924,121 shares of Parent's Common Stock are issued and outstanding; (ii) 1,500,000 shares of Parent 6% Convertible Preferred Stock, which stock is convertible into shares of Parent Stock at the lesser of 70% of the current market price for such stock at the time of conversion or $.52 per share, are reserved for issuance; and (iii) 2,309,476 shares of Parent's Common Stock are reserved for issuance upon exercise of outstanding options and warrants. Except as set forth above, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares of Preferred Stock which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All shares of Preferred Stock or Parent Common Stock issued pursuant to this Agreement will, when so issued, be registered or exempt from registration under any applicable federal or state securities laws. There are no outstanding bonds, debentures, notes or other indebtedness or other such securities of Parent having the right to vote on any matters on which stockholders of Parent may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, or rights obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, or right.

                  (d) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate action on the part of the Parent or Sub is necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of either Parent or Sub, or (b) conflict with, or result in any breach or violation of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration under (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets or (ii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent or Sub or their respective properties or assets, or (c) result in the creation of any Lien upon any of the properties or assets of Parent or Sub, other than, in the case of clauses (b) and
         (c), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to have a material adverse effect with respect to Parent or would not reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub or in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for
         (i) the filing with the SEC of such reports under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with the Secretary of State of the States of Nevada and Georgia and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

                  (e) SEC Documents; Undisclosed Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since June 30, 1995 (collectively, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since March 31, 1998, neither Parent nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the balance sheet of Parent as of March 31, 1998 (including the notes thereto), (ii) the placement of up to 1,500,000 shares of Parent's 6% Preferred Stock, (iii) as incurred in connection with the transactions contemplated by this Agreement, (iv) as incurred after March 31, 1998 in the ordinary course of business and consistent with past practice, (v) as described in the SEC Documents filed between March 31, 1998 and the date hereof (the "Recent Parent SEC Documents"), or (vi) as would not, individually or in the aggregate, have a material adverse effect with respect to Parent.

                  (f) Absence of Certain Changes or Events. Except as disclosed in this Agreement and the Recent Parent SEC Documents, since March 31, 1998, Parent and its subsidiaries have conducted its business only in the ordinary course consistent with past practice, and there is not and has not been (i) any material adverse change with respect to Parent;
         (ii) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Parent; or (iii) any condition, event or occurrence which would reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

                  (g) Litigation. Except as disclosed in Parent SEC Documents, there is no suit, action or proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or Sub which would reasonably be expected to have a material adverse effect on Parent or Sub, or to Parent's knowledge, any basis for any such suit, action, proceeding or investigation. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Sub.

                  (h) Tax Returns and Tax Payments. Parent and each of its subsidiaries has timely filed, with the appropriate authority, all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in the Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. All Tax Returns were correct as filed. Further,
         (i) no claim for unpaid Taxes has been asserted by a Tax authority or has become a lien (except for liens not yet due and payable) against the property of Parent or is being asserted against Parent, (ii) no audit of any Tax Return of Parent is being conducted by any Government Entity, and (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect. Parent has not been a member of any consolidated, combined, unitary or aggregate group for Tax purposes.

                  (i) Compliance with Laws; Environmental Matters.

                           (i) Parent and its operations and assets, including
                  owned or leased real property, are in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, including Environmental Laws.

                           (ii) There are no legal, administrative, arbitral or
                  other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Parent of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Environmental Laws, pending or, to the knowledge of Parent, threatened, against Parent, which liability or obligation would reasonably be expected to have a material adverse effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a material adverse effect on Parent. To the knowledge of Parent, during the period of (i) its ownership or operation of any of its current properties, (ii) its participation in the management of any property, or (iii) its holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a material adverse effect on Parent. Parent is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligations pursuant to or under any Environmental Law.

                  (j) Intellectual Property. Parent owns or has a license to use all of the copyrights, patents, trademarks, service marks, service names, trade names, applications therefore, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other Intellectual Property which is used in its business. Parent is the owner of or has a license to any Intellectual Property sold or licensed to a third party in connection with its business operations, and has the right to convey by sale or license any Intellectual Property so conveyed. Parent is not in default in any material respect under any of its Intellectual Property licenses. No proceedings have been instituted or are pending, or to the knowledge of Parent has any person claimed or alleged any rights to such Intellectual Property. Parent is not obligated to any recurring royalties to any person with respect to any such Intellectual Property. No officer or director of Parent, or to the knowledge of Parent, other employee of Parent, is a party to any contract or agreement which restricts or prohibits such officer, director or employee from engaging in activities competitive with any person or is a party to a contract or agreement which requires such officer, director or employee to assign any interest in any Intellectual Property to any person other than Parent or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any person other than Parent.

                  (k) Properties. Parent (i) has good, clear and marketable title to all the properties and assets reflected in the latest balance sheet of Parent contained in the Financial Statements as being owned by Parent or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (a) all Liens except statutory liens securing payments not yet due and (b) all real property mortgages and deeds of trust and (ii) is the lessee of all leasehold estates reflected in the latest financial statements or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Parent's knowledge, the lessor.

                  (l) Interim Operations of Sub. Sub was formed solely for the purposes of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  (m) Brokers. No broker, investment banker, financial advisor or other person is entitled to or may be paid any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                  (n) Board Recommendation. The Board of Directors of Parent has by unanimous action of all directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of Parent, and (ii) resolved to recommend that the holders of the shares of Parent's Common Stock approve the convertibility of the Preferred Stock at a meeting of Parent's shareholders to be held as soon as practicable following the Merger.


                                    ARTICLE 4

                              COVENANTS RELATING TO
                       CONDUCT OF BUSINESS PRIOR TO MERGER

         4.1 Conduct of Business of the Company. From the date of this Agreement to the Effective Time (except as otherwise specifically required by the terms of this Agreement), the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use its best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, franchisees, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof, other than the repurchase or cancellation of Company Common Stock held by a Subsidiary, or any rights, warrants or options to acquire any such shares or other securities;

                  (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), or contractual obligation valued or measured by the value or market price of Company Common Stock (other than the issuance of Company Common Stock upon the exercise or conversion of stock options, warrants or convertible securities or pursuant to antidilution provisions of securities outstanding on the date of this Agreement and in accordance with their present terms, such issuance, together with the acquisitions of shares of Company Common Stock permitted under clause (a) above, being referred to herein as "Permitted Changes");

                  (c) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

                  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

                  (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets except in the ordinary course of business consistent with past practice;

                  (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt Securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

                  (g) acquire or agree to acquire any assets or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice;

                  (h) pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, and (ii) liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company set forth in Section 3.1(e) of the Disclosure Schedule, or waive, release, grant, or transfer any rights of value or modify or change in any respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

                  (i) adopt or amend in any respect (except as may be required by law or by this Agreement) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee; pay any benefit not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under such policies as in effect on the date of this Agreement;

                  (j) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC;

                  (k) knowingly take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

                  (l) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability; and

                  (m) authorize any of, or commit or agree to take any of, the foregoing actions.

         4.2 Conduct of Business of Parent and Sub. From the date of this Agreement to the Effective Time, neither Parent nor Sub shall, without the prior written consent of the Company, knowingly take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or result in any of the conditions to the Merger set forth in Article 6 not being satisfied.


                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

         5.1 Preparation of Proxy Statement; Stockholder Meeting.

                  (a) Promptly following the date of this Agreement, Parent shall prepare and file with the SEC a Solicitation Statement which will be used by Parent to solicit approval of its stockholders of the conversion feature for the Preferred Stock. Each of the Company and Parent shall use its reasonable best efforts to cause the Solicitation Statement to be filed with the SEC as promptly as practicable and to have the Solicitation Statement finalized as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Preferred Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock as may be reasonably requested in connection with any such action.

                  (b) Parent will, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholder Meeting") for the purpose of approving the conversion feature for the Preferred Stock. Parent will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, unless its Board of Directors has concluded in good faith, after consulting with and considering the advice of counsel, that such recommendation is not consistent with the exercise of its fiduciary duties to stockholders. Parent will use its reasonable efforts to hold such meeting as soon as practicable after the date hereof.

         5.2 Parent Access to Information.

                  (a) The Company shall, and shall cause its Subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records and, during such period, shall, and shall cause its Subsidiaries, officers, employees and representatives to, furnish promptly to Parent information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. No investigation pursuant to this Section
         5.2 shall affect any representations or warranties of the Company herein or the conditions to the obligations of the parties hereto.

                  (b) The Company shall report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole.

         5.3 Company Access to Information.

                  (a) Parent shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to the Company and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records and, during such period, shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the Company information concerning its business, properties, financial condition, operations and personnel as the Company may from time to time reasonably request. No investigation pursuant to this Section 5.3 shall affect any representations or warranties of Parent herein or the conditions to the obligations of the parties hereto.

                  (b) Parent shall report on operational matters and promptly advise the Company orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the Company and its subsidiaries taken as a whole.

         5.4 Best Efforts. Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent, Sub and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the transactions contemplated by this Agreement and
(ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

         5.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         5.6 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or The Nasdaq Stock Market, Inc. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

         5.7 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall, subject to their fiduciary duties as advised by counsel, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

         5.8 Certain Agreements. Neither the Company nor any Subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent.

         5.9 Registration of the Underlying Common Stock.

         (a) Within 60 days after the approval by Parent's stockholders of the conversion feature, Parent shall prepare and file a registration statement (including a prospectus, pre- and post-effective amendments, and all exhibits thereto) (the "Registration Statement"), covering the underlying Common Stock to be issued to the shareholders of the Company, assuming the conversion of the Preferred Stock to be issued pursuant to Section 2.4, with the Securities and Exchange Commission (the "SEC") and use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after its filing. The Registration Statement shall be on Form SB-2, S-1, S-3 or such other form as is appropriate in order to register such stock with the SEC pursuant to Section 5 of the Securities Act. Parent shall use its best efforts to maintain the Registration Statement continually effective under the Securities Act for a period of two (2) years after the date on which the Registration Statement is declared effective by the SEC.

         (b)      No person may participate in any registration provided for in
                  (a) above unless such person (i) agrees to be bound by the Stockholder's Agent Agreement in substantially the form of Exhibit B hereto pursuant to which such person agrees that, for a period of 18 months after the Effective Time, such holder agrees to (1) limit the sale or other disposition of shares of the underlying Common Stock received by such holder pursuant to this Agreement, when taken together with all holders receiving stock hereunder, to the greater of the volume limitations set forth in Rule 144 of the SEC regulations or 100,000 shares per rolling thirty (30)-day period, and (2) not convert any shares of the Preferred Stock into the Parent's Common Stock if such conversion would cause the aggregate shares of Parent's Common Stock held by the Company stockholders to exceed 45% of the then outstanding shares of Parent's Common Stock, calculated after giving effect to such conversion, and
                  (ii) completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of any such registration. Parent agrees to use its best efforts to list the the underlying Common Stock to be issued upon conversion of the Preferred Stock or the Additional Consideration Agreement on the Nasdaq SmallCap Market or such other exchange on which the Parent Stock may be trading at the time of issuance.

         5.10 Tax-Free Reorganization; Plan of Liquidation. The parties hereto shall use their reasonable best efforts to cause the transactions contemplated hereby to be treated for all purposes as provided in Recital B and to be recognized as a tax-free reorganization under Section 368 of the Code and any other applicable state or federal law.


                                    ARTICLE 6

                              CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated.

                  (b) Compliance with Federal and State Securities Laws. The issuance of Parent's securities to the holders of the Company Common Stock shall be exempt from the registration requirements of or be registered under the Securities Act, and applicable state blue sky laws.

                  (c) Consents, etc. Each of Parent and the Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent or the Company or the failure of which to have been received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially dilute the aggregate benefits to Parent of the Merger.

                  (d) Shareholder Vote. The Merger has been approved by the favorable vote of the shareholders of both Sub and the Company.

         6.2 Conditions to Obligation of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

                  (c) Opinion of Counsel to the Company. Parent shall have received, on and as of the Closing Date, an opinion of counsel to the Company, in usual and customary form reasonably acceptable to Parent, to the effect that (i) the Company and its Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of the State of Georgia, (ii) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action, (iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms (subject to customary exceptions), and (iv) the execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not, violate the Articles of Incorporation or Bylaws of the Company.

                  (d) Dissenter's Rights. No more than 10% of the shareholders of the Company who own and are entitled to vote shares of Company Common Stock shall have exercised their statutory dissenter's rights they may have with respect to the Merger pursuant to the GBCC.

         6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that between the date of this Agreement and the Closing Date, Parent may have issued or agreed to issue additional securities of Parent in connection with one or more private or public offerings of its securities or incurred or agreed to incur additional indebtedness in order to raise additional working capital. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

                  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed the obligations required to be performed in all material respects by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

                  (c) Opinion of Counsel to Parent. The Company shall have received, on and as of the Closing Date, an opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel to Parent, in usual and customary form reasonably acceptable to the Company, to the effect that (i) Parent and Sub are corporations duly incorporated, validly existing and in good standing under the laws of the state of their incorporation, (ii) the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, (iii) this Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each of Parent and Sub, enforceable in accordance with its terms (subject to customary exceptions), and (iv) the execution and delivery of this Agreement does not, and the consummation by Parent and Sub of the transactions contemplated hereby will not violate the Articles of Incorporation or Bylaws of Parent or Sub.


                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

                  (a) by mutual written consent of Parent and the Company; or

                  (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) by either Parent or the Company if the Merger shall not have been consummated on or before October 2, 1998; or

                  (d) by Parent if the Company shall have withdrawn, modified or amended in any respect adverse to Parent or Sub its approval or recommendation of this Agreement or the Merger; or

                  (e) by Parent, if the Company fails to perform any of its material obligations under this Agreement; or

                  (f) by the Company, if Parent or Sub fails to perform any of their respective material obligations under this Agreement.

         7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub, the Company or Principal Shareholder, other than pursuant to the provisions of Section 5.8 and this Section 7.2. Nothing contained in this Section 7.2 shall, however, relieve any party for any willful breach of the representations, warranties, covenants or agreements set forth in this Agreement prior to any such termination.

         7.3 Amendment. This Agreement may be amended by the parties at any time before or after Company Stockholder Approval; provided, however, that after such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1 Survival of Warranties.

                  (a) Subject to Section 8.4, each of the representations, warranties, agreements, covenants and obligations herein shall survive the Merger and shall not be deemed to be waived or otherwise affected by any investigation made by the parties to this Agreement.

                  (b) If any representation, warranty, covenant, or agreement of any party in this Agreement is qualified by materiality, material adverse effect, or words of similar import (collectively, "Materiality Conditions"), then such representation, warranty, covenant or agreement shall not be considered breached until such Materiality Condition has been satisfied. However, once the Materiality Conditions have been satisfied, so that a claim can be made, the amount of any claim for indemnification under this Article 8 shall be determined without regard to such Materiality Conditions.

         8.2 Indemnification by the Company. Subject to the limitations set forth below, the Company hereby agrees that, notwithstanding the Merger, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, the Company will save, indemnify and hold Parent, its directors, officers, employees and agents and, after Merger, the Surviving Corporation, (hereinafter, collectively, "the Indemnitees") harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and will pay to the Indemnitees the amount of damages suffered thereby together with any amount which they or any of them may pay or become obligated to pay on account of:

                  (a) the willful breach or inaccuracy of any warranty or representation by the Company herein; or

                  (b) any material breach or failure to perform by the Company of any material term, provision, covenant or condition hereunder.

         In the event of any claim by Indemnitees under this Section 8.2, Indemnitees shall be entitled to exercise all remedies provided by law and/or equity with respect thereto. If the Closing hereunder is held, the Company and the Surviving Corporation will have no liability with respect to indemnification claims by the Indemnitees.

         8.3 Procedure for Claims. Whenever the Indemnitees, or any of them, have a claim for indemnification, they shall deliver notice of such claim to the Company as provided herein specifying the claim and describing it in reasonable detail.

         8.4 Limitation on Indemnification. Provided there has been no knowing and intentional misrepresentation of a material fact, and no knowing and willful omission of facts or information necessary to make a representation or warranty not materially misleading, by the Company, the indemnification obligations of the Company are subject to each of the following limitations, understandings or qualifications:

                  (a) Each of the representations, warranties and covenants made by the Company in this Agreement shall survive for a period of one year after the Merger. After the expiration date of any representations and warranties no claim for indemnification based on such representations and warranties may be asserted by the Indemnitees, except that claims first asserted in writing with reasonable detail before the expiration date may be pursued until they are finally resolved.

                  (b) No claim by Indemnitees for indemnification under Section 8.2(a) can be made unless and until the amount of damages incurred by the Indemnitees, in the aggregate for all claims asserted, exceeds $50,000 (the "Threshold Amount"); and then only for the amount of damages in excess of the Threshold Amount.

         8.5 Indemnification by Parent. Subject to the limitations set forth below, Parent hereby agrees that, notwithstanding the Merger, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, it will indemnify and hold the Company but only up until Merger, harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from and will pay to the Indemnitees the amount of damages suffered thereby together with any amount which they or any of them may pay or become obligated to pay on account of:

                  (a) the willful breach or inaccuracy of any warranty or representation by Parent herein; or

                  (b) any material breach or failure to perform by Parent of any material term, provision, or covenant or condition hereunder.

         In the event of any claim by the Company under this Section 8.5, the Company shall be entitled to exercise all remedies provided by law and/or equity with respect thereto.

         If the Merger hereunder is held, the Company shall no longer benefit from the foregoing indemnification. The limitation on indemnification in this
Section 8.5 does not release or discharge Parent from any obligation to be performed following the Merger pursuant to this Agreement and the exhibits hereto.

         8.6 Procedure for Claims. Whenever the Company has a claim for indemnification, it shall deliver notice of such claim to Parent specifying the claim and describing it in reasonable detail.

         8.7 Limitation on Indemnification. No claim by the Company for indemnification can be made unless and until the amount of damages incurred by the Company, in the aggregate for all claims asserted, exceeds the Threshold Amount, and then only to the extent such damages exceed the Threshold Amount.

         8.8 Notice; Defense of Claims.

                  (a) The party which is entitled to indemnification hereunder (for purposes of this Section 8.8, the "Indemnified Party") may make claims for indemnification hereunder by giving written notice thereof to the party required to indemnify (for purposes of this Section 8.8, the "Indemnifying Party") within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the Indemnified Party shall also give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim or liability being asserted, but the failure to do so, or any delay in doing so, shall not relieve the Indemnifying Party from any liability, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 30 days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Indemnifying Party fails to give notice that it disputes an indemnification claim within 30 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable.

                  (b) The Indemnifying Party shall be entitled to direct the defense against a third party claim or litigation with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the obligations of the Indemnifying Party hereunder as to such third party claim or litigation shall include taking all steps necessary in the defense, settlement, or compromise of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) caused by or arising out of any settlement or compromise approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such third party claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement or compromise (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a full release from all liability in respect of such claim or litigation. The Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Indemnified Party may engage separate counsel at the expense of the Indemnifying Party.

                  (c) If the Indemnifying Party shall not give notice of its intent to dispute and defend a third party claim or liability or litigation resulting therefrom after receipt of notice from the Indemnified Party, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to undertake the defense of such claim or liability in such manner as it deems appropriate (with counsel selected by the Indemnified Party), and to compromise or settle such claim or litigation on such terms as it may deem appropriate, exercising reasonable business judgment.

                  (d) The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any settlement or compromise in connection with, or any judgment rendered with respect to, any claim by a third party in such litigation and for all damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

                  (e) If the third party claim or liability is one that by its nature cannot be defended solely by the Indemnifying Party, the Indemnified Party shall make available such information and assistance in connection therewith as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense at the expense of the Indemnifying Party.


                                    ARTICLE 9

                               GENERAL PROVISIONS

         9.1 Further Assurances. From time to time, on and after the Effective Time, as and when requested by Parent or its successors or assigns, the proper officers and directors of the Company immediately before the Effective Time, or other proper officers or directors, shall, at Parent's expense, and for and on behalf and in the name of the Company, or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further or other reasonable actions as Parent or its successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all the properties, rights, privileges, powers, franchises and immunities of the Company and otherwise to reasonably carry out fully the provisions and purposes of this Agreement.

         9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to Parent or Sub, to:

                       HealthWatch, Inc.
                       2445 Cades Way
                       Vista, California 92083
                       Attention: Chairman of the Board

                       with a copy to:

                       Gray, Plant, Mooty, Mooty & Bennett, P.A.
                       33 South Sixth Street, Suite 3400
                       Minneapolis, Minnesota 55402
                       Attention: Lindley S. Branson

                  (b)  if to the Company, to:

                       Paul Harrison Enterprises, Inc.
                       3390 Peachtree Rd., N.E.
                       Suite 1000
                       Atlanta, Georgia 30326
                       Attention: President

                       with a copy to:

                       Robinson, Rappaport, Jampol, Aussenberg & Schleicher, LLP Three NorthWinds Center
                       2500 NorthWinds Parkway, Suite 370
                       Alpharetta, Georgia 30004
                       Attention: Brian L. Schleicher

         9.3 Definitions. For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole; provided, however, that a decline in general economic conditions affecting the Company or Parent shall not be deemed to be a "material adverse change" or to have a "material adverse effect" with respect to either such party or its subsidiaries;

                  (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

                  (d) "Series P Preferred Stock" means the preferred stock of the Parent designated as such having the rights, preferences, limitations and restrictions set forth on Exhibit C.

                  (e) a "subsidiary" of any person means another person, 50% or more of the equity interest of which is owned directly or indirectly by such first person.

         9.4 Interpretation. A reference made in this Agreement to a Section, Exhibit or Schedule, shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         9.6 Entire Agreement; No Third-party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

         9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         9.9 Enforcement. The parties shall be entitled to enforce the terms and provisions of this Agreement in any court of the State of Georgia or of the United States located in the State of Georgia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party agrees (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court and (b) it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any such court.

         9.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

         IN WITNESS WHEREOF, Parent, Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         HEALTHWATCH, INC.


                                         By: /s/ Larry Fisher
                                             -----------------------------------
                                             Larry Fisher
                                             -----------------------------------
                                             A Director
                                             -----------------------------------



                                         MERAD SOFTWARE, INC.


                                         By: /s/ Paul W. Harrison
                                             -----------------------------------
                                             Paul W. Harrison
                                             -----------------------------------
                                             Its  President
                                             -----------------------------------



                                         PAUL HARRISON ENTERPRISES, INC.


                                         By: /s/ Paul W. Harrison
                                             -----------------------------------
                                             Paul W. Harrison
                                             -----------------------------------
                                             Its  President
                                             -----------------------------------

                                                                       EXHIBIT A

                       ADDITIONAL CONSIDERATION AGREEMENT

         THIS ADDITIONAL CONSIDERATION AGREEMENT (the "Agreement") is made and entered into as of October 1, 1998, by and between HealthWatch, Inc., a Minnesota corporation ("HealthWatch"), and the stockholder set forth on the signature page hereto ("Stockholder").

                              W I T N E S S E T H:

         WHEREAS, Paul Harrison Enterprises, Inc., a Georgia corporation ("PHE"), MERAD Software, Inc., a Nevada corporation ("Newco"), and HealthWatch have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of September 30, 1998 (capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement), in connection with the proposed merger of PHE with and into Newco with Newco continuing as the surviving corporation (the "Merger");

         WHEREAS, pursuant to the Merger Agreement, the Stockholders' Company Common Stock were converted, in the aggregate, into 334,432 shares of HealthWatch Series P Preferred Stock (the "Shares"), and the right to receive the Additional Consideration pursuant to the Merger Agreement and this Agreement;

         WHEREAS, the Stockholder has adopted, approved and executed this Agreement by Stockholder's execution of the Letter of Transmittal accompanying the surrender of the Shares in exchange for payment of the Merger Consideration;

         WHEREAS, concurrently with the entering of this Agreement, the Stockholder has adopted, approved and executed that certain Stockholders' Agent Agreement dated as of the date hereof (the "Stockholders' Agent Agreement"), in which a Stockholders' Agent was designated (the "Stockholders' Agent") to perform such duties as are delegated to the Stockholders' Agent as required in the Merger Agreement, the Stockholders' Agent Agreement, and this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree that:

         1. Obligation of HealthWatch to Pay Additional Consideration.

                  a. HealthWatch hereby agrees to pay the Additional Consideration to the Stockholders' Agent, for the benefit of the Stockholder, and such other former stockholders of PHE, pursuant to the provisions of Section
2.4 of the Merger Agreement, which provision is incorporated herein by reference. Stockholder shall be entitled to Stockholder's pro-rata share of the Additional Consideration in the form received by the

Stockholders' Agent, less any amounts withheld by the Stockholders' Agent pursuant to the Stockholders' Agent Agreement.

                  b. The Additional Consideration earned during each of the first, second and third calendar quarters of each fiscal year (or partial year if not a complete year) ending after the Effective Date of the Merger shall be paid to the Stockholders' Agent, for the benefit of the Stockholders, within thirty (30) days after the end of the respective calendar quarter, with the Additional Consideration earned during the fourth calendar quarter of any such fiscal year, due and payable to the Stockholders' Agent within forty-five (45) days after the end of such quarter. Each of the Additional Consideration payments made for the each calendar quarter shall be accompanied by (i) an accounting in such detail as reasonably satisfactory to the Stockholders' Agent and (ii) a certificate of HealthWatch's chief financial officer certifying that such accounting is complete and accurate to the best of such officer's knowledge and belief and is based upon generally accepted accounting principles consistently applied. The Additional Consideration payment made with the fourth calendar quarter shall also be accompanied by a reconciliation of the Additional Consideration payments made for the fiscal year making note of any corrective adjustments necessary to properly account for all Additional Consideration earned by the Stockholders during the fiscal year. Any adjustments in the Stockholders' favor shall be reflected in the fourth quarter payment. Any adjustments in favor of HealthWatch shall be deducted from future quarterly payments of Additional Consideration, except that following the final payment of Additional Consideration, any adjustments in favor of HealthWatch thereafter shall be reimbursed by the Stockholders (limited to each Stockholder's pro-rata share) within thirty (30) days of receipt of demand.

                  c. With respect of each of the Additional Consideration payments due and owing to the Stockholders, HealthWatch shall deliver to the Stockholders' Agent (i) one lump sum cash payment payable to the Stockholders' Agent for the benefit of all of the Stockholders with respect to the cash owed hereunder, and (ii) certificates of HealthWatch common stock issued in each of the Stockholders' respective names for the number of whole shares due to each Stockholder making up the balance of the respective payment. Any cash owed a Stockholder in lieu of a fractional share shall be included in the cash payment and properly reflected in the accounting as to which Stockholder such payment should be allocated.

         2. Audit Rights of Stockholder.

                  a. In the event that the Stockholders' Agent and HealthWatch disagree as to the amount or allocation of any of the quarterly payments, the Stockholders Agent shall have the right, at any time, during the ninety (90) day period after the payment, accounting and certification from the chief financial officer are delivered with respect to a quarterly payment, to have a firm of certified public accountants audit and inspect all books and records relating to the revenues derived during such quarter or fiscal year for purposes of determining the accuracy of the accounting and the payments made to the Stockholders' Agent. Any inspection shall be during reasonable business hours and upon reasonable notice to HealthWatch. HealthWatch shall, and cause any of its affiliates to, cooperate fully and completely in the performance of such audit and inspection. If, pursuant to such right of audit and inspection, the Stockholders' Agent causes an audit and inspection to be instituted that thereafter discloses a deficiency between the amount previously paid with respect to any quarter or fiscal year and the amount determined to be owed, then HealthWatch shall be responsible for payment of the deficiency, and the costs and expenses of such audit and inspection shall be paid by HealthWatch if a deficiency of five percent (5%) is determined to exist, and shall be paid by the Stockholders if a deficiency of less than five percent (5%) is determined to exist.

                  b. HealthWatch agrees to provide the Stockholders' Agent, for the benefit of the Stockholders, and the Stockholders' Agent's representatives and agents access to all books and records maintained by HealthWatch or its affiliates in respect of HealthWatch's, or its affiliates, commercial exploitation of the MERAD technology, including without limitation, all books and records regarding sales, licensing, leasing and marketing of the MERAD technology, and any products that are a derivative thereof, as are reasonably necessary and required by the Stockholders' Agent or her representatives and agents to permit a determination of the Additional Consideration earned and due for any quarter or fiscal year as described herein. All information provided shall be kept confidential except to the extent required in connection with the audit and inspection authorized herein.

         3. Acknowledgement of Delegation of Rights to the Stockholders' Agent. HealthWatch hereby acknowledges that the Stockholder has delegated to the Stockholders' Agent such of Stockholders' rights under this Agreement to receive payments on such Stockholder's behalf and to enforce any other rights of Stockholder herein. Notwithstanding the foregoing, Stockholder shall be entitled to commence legal proceedings not inconsistent with this Agreement if HealthWatch shall allegedly be in breach of this Agreement, provided, however, the right of inspection and audit granted hereunder shall only be exercised by the Stockholders' Agent and not by any Stockholder individually.

         4. Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally, or sent by pre-paid, first class, certified or registered air mail, or by facsimile transmission (with an original sent by first class mail as otherwise provided herein), or by a recognized overnight delivery service with receipt acknowledged, to the intended recipient thereof at the address or facsimile number specified below. Any such notice or communication shall be deemed to have been duly given immediately if given in person or made by confirmed facsimile, or if mailed, three business days after such mailing, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, or if by overnight delivery service on the date of delivery. The addresses and facsimile numbers of the parties for purposes of this Agreement are as follows:

         To the Stockholder:  To the  Stockholders' Agent, with a copy to the
                              Stockholder, at the addresses set forth below the Stockholder's name below

         To HealthWatch:      2445 Cades Way
                              Vista, CA 92083
                              Attention:  Chairman of the Board
                              Facsimile No.: _________________

Any party may, by written notice given hereunder, designate any future or different addresses or facsimile numbers to which subsequent notices, certificates, and other communications shall be sent.

         5. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, successors, administrators, and assigns.

         6. Arbitration. Any dispute from or in any way related to this Agreement shall be resolved by an arbitrator experienced in arbitrating business disputes and selected in accordance with the rules of the American Arbitration Association ("AAA"), with such arbitration to be held in Atlanta, Georgia, or such other place as the parties may mutually agree, and conducted in accordance with the AAA's Commercial Arbitration Rules then in effect. Each party hereby agrees that this is the exclusive remedy for such dispute and instead of any court action, which is hereby expressly waived, except with regard to an entry of the arbitration award in a court of competent jurisdiction to confirm and enforce the award. The parties agree that reasonable limited discovery shall be allowed for purposes of resolving the dispute, as determined by the arbitrator. The reasonable costs of arbitration, including the fees and expenses of the arbitrator, shall be paid by the losing party. Each party shall bear the cost of preparing and presenting its case; provided, however, the losing party shall reimburse the other party with respect to such reasonable costs and expenses (including reasonable attorneys fees and other fees of professionals or otherwise) incurred by the prevailing party, unless the arbitrator has good cause to set forth a different allocation of costs and expenses. The arbitrator's decision shall be final and binding. Notwithstanding the foregoing, any party may seek temporary or preliminary injunctive relief against the other party in any court with proper jurisdiction with respect to any and all preliminary injunctive or restraining procedures pertaining to this Agreement or the breach thereof, pending the outcome of any arbitration proceeding.

         7. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         8. Execution of Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

         9. Applicable Law. This Agreement shall be construed and governed exclusively by the laws of the State of Georgia, without regard to its principles of conflicts of law. The parties consent to the jurisdiction of the courts sitting in the State of Georgia for any actions brought hereunder.

         10. Headings. The headings used in this Agreement have been prepared for the convenience and reference only and shall not control, affect the meaning, or be taken as an interpretation of any provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused the execution of this Agreement as of the date first above written.

                                         HEALTHWATCH, INC.


                                         By:
                                             -----------------------------------

                                         Title:
                                                --------------------------------


THE STOCKHOLDER LISTED BELOW SHALL BE DEEMED A PARTY TO THIS AGREEMENT UPON HIS, HER OR ITS EXECUTION OF THE LETTER OF TRANSMITTAL, AS REQUIRED BY THE MERGER AGREEMENT, AND SHALL ONLY BE ENTITLED TO RECEIVE HIS, HER OR ITS PRO RATA PORTION OF THE ADDITIONAL CONSIDERATION HELD BY THE STOCKHOLDERS' AGENT FOR THE BENEFIT OF SUCH STOCKHOLDER, IF EVIDENCE OF THE EXECUTION OF THE LETTER OF TRANSMITTAL IS PROVIDED TO THE STOCKHOLDERS' AGENT.


STOCKHOLDER'S NAME:
                    -----------------------------------

ADDRESS:
         -----------------------------------

         -----------------------------------

         -----------------------------------


PRO-RATA SHARE:
                -------------------


STOCKHOLDERS' AGENT

ADDRESS:
         -----------------------------------

         -----------------------------------

         -----------------------------------

                                                                       EXHIBIT B


                          STOCKHOLDERS' AGENT AGREEMENT


         THIS STOCKHOLDERS' AGENT AGREEMENT (the "Agreement") is made and entered into as of October 1, 1998, by and between Mary M. Harrison, an individual and resident of Georgia (the "Agent"), HealthWatch, Inc., a Minnesota corporation ("HealthWatch") and those certain holders of shares of common stock of HealthWatch set forth on Exhibit A hereof (the "Stockholders").

                              W I T N E S S E T H:

         WHEREAS, Paul Harrison Enterprises, Inc., a Georgia corporation ("PHE"), MERAD Software, Inc., a Nevada corporation ("Newco"), and HealthWatch have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of September 30, 1998 (capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement), in connection with the proposed merger of PHE with and into Newco with Newco continuing as the surviving corporation (the "Merger");

         WHEREAS, pursuant to the Merger Agreement, the Stockholders' Company Common Stock were converted, in the aggregate, into 334,432 shares of HealthWatch Series P Preferred Stock (the "Shares"), and the right to receive the Additional Consideration pursuant to the Merger Agreement, and the Additional Consideration Agreement issued to each Stockholder;

         WHEREAS, subject to approval of the shareholders of HealthWatch, the Shares are convertible, in the aggregate, into 3,344,320 shares of HealthWatch common stock (the "Converted Shares")

         WHEREAS, the Merger Agreement provides for certain restrictions on the Shares and, if appropriate the Converted Shares, and for the designation of a "Stockholders' Agent" to perform such duties as are designated to the Stockholders' Agent as set forth in the Merger Agreement, the Additional Consideration Agreements, and herein;

         WHEREAS, at a meeting of the Stockholders held on August 6, 1998, the Stockholders have elected Agent as the Stockholders' Agent, and Agent has agreed to serve in such capacity;

         WHEREAS, the Stockholders have adopted, approved and executed this Agreement by their execution of the Letter of Transmittal accompanying the surrender of the Shares in exchange for payment of the Merger Consideration;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree that:

         1. Stockholders' Agent; Powers of Attorney.

                  a. Without further act of any Stockholder, Agent (Agent and any replacement Stockholders' Agent are hereinafter the "Stockholders' Agent") shall be, and is, constituted and appointed as agent and attorney-in-fact for each Stockholder, to give and receive notices and communications, to act as sole and exclusive representative of all Stockholders with regard to matters arising out of or relating to the Merger Agreement, to receive all amounts that may become due under the Additional Consideration Agreements, to take any such action as may be delegated to the Stockholders' Agent pursuant to the Merger Agreement or the Additional Consideration Agreements, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Agent hereby accepts such appointment subject to the provisions of this Agreement. Such agency of the Stockholders' Agent may be changed by the Stockholders from time to time and the Stockholders' Agent may be removed, upon (i) not less than thirty (30) days prior written notice to the Stockholders' Agent, and (ii) holders of a majority of the Shares (calculated on a fully converted basis, if applicable) agree to such change in agency or removal and to the identity of the substituted Stockholders' Agent. No bond shall be required of any Stockholders' Agent. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Stockholders. If the Stockholders' Agent shall die or otherwise become incapable of fulfilling such individual's obligations as Stockholders' Agent hereunder, such other person designated by the Stockholders entitled to vote a majority of the Shares (calculated on a fully converted basis, if applicable) shall be the Stockholders' Agent. If a substitute Stockholders' Agent is not designated by the Stockholders within fifteen (15) business days of such death or other event, HealthWatch or one or more Stockholders shall be entitled to petition a court of competent jurisdiction to appoint a substitute Stockholders' Agent who shall, upon such appointment, possess, and be bound by, all of the rights, powers and authority of this Agreement, as may be modified by order of such court.

                  b. In the absence of fraud or intentional misconduct on the part of the Stockholders' Agent, the Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent. Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of fraud or intentional misconduct. The Stockholders (but only to the extent of any Additional Consideration that may be received by the Stockholders' Agent on behalf of the Stockholders) shall indemnify the Stockholders' Agent and hold the Stockholders' Agent harmless against any loss, liability or expense incurred, without gross negligence or bad faith on the part of the Stockholders' Agent, and arising out of or in connection with the acceptance or administration of the Stockholders' Agent's duties hereunder, including reasonable attorneys' fees in connection therewith.

         2. Effect of Actions of the Stockholders' Agent.

                  a. A decision, act, consent or instruction of the Stockholders' Agent within the authority granted in this Agreement shall constitute a decision of all the Stockholders, and shall be final, binding and conclusive upon each of the Stockholders, and the parties to the Merger Agreement and the Additional Consideration Agreements may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and all of the Stockholders. The parties to the Merger Agreement and the Additional Consideration Agreements are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

                  b. The Stockholders hereby acknowledge that Agent is also a Stockholder and agree to waive any actual or apparent conflict with regard to appointment of Agent as the Stockholders' Agent. Agent shall be entitled to vote her shares of HealthWatch stock, to the extent the holder of such shares is entitled to vote, in her capacity as a Stockholder in any manner Agent so desires without regard for her position as the Stockholders' Agent.

         3. Stockholders' Agent's Duties.

                  a. The Stockholders' Agent shall be obligated only for the performance of such duties as are specifically set forth herein, in the Merger Agreement, in the Additional Consideration Agreements, and as set forth in any additional written instructions not inconsistent with the foregoing which the Stockholders' Agent may receive after the date of this Agreement which are signed by holders of a majority of the Shares, on a fully converted basis if the Shares are granted the right of conversion, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

                  b. Except as may be required herein, the Stockholders' Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only notices of disputed claims, orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Stockholders' Agent obeys or complies with any such order, judgment or decree of any court, the Stockholders' Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered into without jurisdiction.

                  c. The Stockholders' Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement, the Merger Agreement or the Additional Consideration Agreements, or any documents delivered hereunder or thereunder.

                  d. The Stockholders' Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement, the Merger Agreement or the Additional Consideration Agreements.

                  e. The Stockholders' Agent shall be entitled to retain in reserve, for the benefit of the Stockholders, such reasonable amounts, not to exceed $25,000 in the aggregate (exclusive of the Agent's Fee, as defined in Section 9 below, that may be due to the

Stockholders' Agent), from the cash portion of any Additional Consideration received, in order to fulfill Stockholders' Agent's duties under this Agreement, the Merger Agreement, or the Additional Consideration Agreements.

                  f. Within ten (10) business days after its receipt by the Stockholders' Agent, the Stockholders' Agent shall distribute to each of the Stockholders at their last known address provided to the Stockholders' Agent, the Additional Consideration received by the Stockholders' Agent, less amounts withheld in reserve pursuant to subsection (e) above, and for the payment of the Agent's Fee, and other costs and expenses due and owing hereunder.

                  g. The Stockholders' Agent shall invest and reinvest any cash assets of the Stockholders received by the Stockholders' Agent in (i) obligations of the United States of America, (ii) general obligations of any state of the United States of America, (iii) general obligations of any political subdivision of a state of the United States of America, if such obligations are rated by at least two recognized rating services as at least "AA," (iv) certificates of deposit of any national bank or banks insured by the Federal Deposit Insurance Corporation with a net worth in excess of $100,000,000, (v) obligations of state or municipal public housing authorities chartered by the United States of America and guaranteed by the United States of America, (vi) demand interest bearing accounts of the Stockholders' Agent, segregated from other funds of the Stockholders' Agent; and (vii) money market funds, which invest in any of the preceding (i) through (vi). Any and all income and interest realized from the investments of any of the cash of the Stockholders held under the Stockholders' Agent's control shall be allocated, as appropriate, to the Stockholders.

                  h. The Stockholders' Agent shall maintain a register of all of the Stockholders and the number of Shares originally held by each, the number of Shares converted into common stock of HealthWatch, if applicable, and any sales or other transfers made in compliance with Section 4 hereof.

         4. Restrictions on Sale or Other Transfer of the Shares; Cooperation of Stockholders.

                  a. If, in the event the Shares become convertible into common stock of HealthWatch (the "Restricted Common Stock"), for a period of 18 months from the Effective Time (the "Restriction Period"), each Stockholder, when taken together with all of the Stockholders, shall not be entitled to sell, transfer, or otherwise dispose of any of the Restricted Common Stock (for purposes of this Section 4, "Restricted Common Stock" shall be deemed to include any shares of common stock of HealthWatch which are issued in the name of any of the Stockholders pursuant to the Additional Consideration Agreements during the Restriction Period, or into which the Shares may be converted, if applicable, whether or not converted by a Stockholder) in excess of the greater of (i) the volume limitations set forth in Rule 144 of the Securities and Exchange Commission regulations, or (ii) 100,000 shares per rolling thirty (30) day period. In addition, the Stockholders agree that during the Restriction Period the Stockholders in the aggregate shall only be entitled to convert so much of the Shares into common stock of HealthWatch if such conversion would not cause the aggregate number of shares of common stock held by the Stockholders, in the aggregate, to be in excess of 45% of the total shares of common stock of HealthWatch outstanding, calculated after giving effect to such conversion. In order for the Stockholder to make such disposition or conversion, the respective Stockholder must obtain the written determination of the Stockholders' Agent as provided for in subsection b. below, and then shall only be entitled to convert or dispose of the number of shares set forth in such determination.

                  b. Each Stockholder desiring to (i) convert any of the Shares, or (ii) sell, transfer, or otherwise dispose of any of the Restricted Common Stock, shall make a request of the Stockholders' Agent for a written determination of the number of Shares that the Stockholder can convert, or Restricted Common Stock that can be sold or transferred within the limitations set forth in subsection a. above. For purposes of determining when a request for a written determination has been received hereunder, all requests received by the Stockholders' Agent from Stockholders in writing after 5:00 p.m. Eastern Time on any business day, or on a weekend or federal holiday shall be deemed received on the next business day. The Stockholders' Agent shall respond to Stockholders in the order of receipt of the written requests, provided, however, that all requests received on the same day shall be deemed received at the same time. Within three (3) business days after the receipt of the written request, the Stockholders' Agent shall prepare a written determination setting forth the number of Shares that the Stockholder or Stockholders shall be able to convert, or the number of shares of Restricted Common Stock such Stockholder can sell or dispose of without violating the limitations set forth herein, and if applicable, the earliest date that such Stockholders can sell any of the shares of Restricted Stock in compliance herewith. The Stockholders' Agent shall provide such determination to (i) the Stockholder(s) requesting the determination (in accordance with the notice provisions hereof, unless a specific method of notification authorized hereunder was requested by the Stockholder or Stockholders), and (ii) HealthWatch (by the same manner as provided to the Stockholders). If more than one Stockholder requests a determination on the same day, and due to the limitations herein all of the Shares requested to be converted, or shares of Restricted Common Stock requested to be disposed of, can not be converted or disposed of as of such day, the determination shall be allocated equally among the Stockholders, except to the extent that one or more of the Stockholders has specific circumstances causing the disposition of such Stockholder's shares to be limited more stringently then the other Stockholders making a request on such date, as determined by the Stockholders' Agent. The Stockholders' Agent shall not otherwise be involved in the conversion of the Shares or the disposition of the shares of Restricted Common Stock, nor be responsible for any fluctuation in the stock price for the Restricted Common Stock during the period of delay in providing the written determination, or the ultimate consummation of such proposed conversion or disposition.

                  c. HealthWatch shall be entitled to provide its transfer agent with stop transfer instructions setting forth the restriction on the ability of the Stockholders from converting the Shares or disposing of any of the Restricted Common Stock except in compliance with the provisions of this Section
4. HealthWatch is not bound by the determination of the Stockholders' Agent and shall be entitled to make its own determination of the satisfaction of the restrictions set forth herein.

                  d. Pursuant to the provisions of the Merger Agreement, HealthWatch has undertaken the responsibility to register the common stock underlying the Shares for the benefit of the Stockholders. The Stockholders agree to complete and execute all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of any registration statement in which the underlying shares are included, and any prospectus utilized therein. The Stockholders further agree that all sales, transfers, or other dispositions of any of the Shares and the common stock underlying the Shares shall be in compliance with all state and federal securities laws, and during the Restriction Period, for a number of shares not in excess of the number as determined by the Stockholders' Agent pursuant to this Agreement.

         5. Term of Agreement. Stockholders' Agent's obligations hereunder shall terminate when all of the Additional Consideration (less costs and expenses payable hereunder) has been distributed by the Stockholders' Agent in accordance herewith, but in no event later than the Termination Date. As used herein, the "Termination Date" shall be the date that ends 120 days after the earlier of (a) all of the Additional Consideration to be earned under the Additional Consideration Agreements has been and paid to the Stockholders' Agent, or (b) the termination date of the Additional Consideration Agreements.

         6. Reliance on Opinion of Counsel. The Stockholders' Agent hereunder shall be entitled to rely upon the advice of counsel in any action taken in such individual's capacity as Stockholders' Agent hereunder and shall be protected from any liability of any kind for actions taken in reasonable reliance upon such opinion of such counsel.

         7. Professional Services Used by Stockholders' Agent. The Stockholders' Agent may engage the services of such attorneys, accountants, and other professionals as the Stockholders' Agent may, in such individual's sole discretion, deem advisable to carry out the Stockholders' Agent's duties under this Agreement; provided, however, the Stockholders' Agent shall not incur in excess of $25,000 in expenses, in the aggregate, in the furtherance of the Stockholders' Agent's duties (excluding the Agent's fee, as defined below), without obtaining the consent of holders of a majority of the Shares.

         8. Resignation. The Stockholders' Agent may resign at any time upon written notice to the Stockholders and HealthWatch. Such resignation shall take effect upon the earlier of (a) receipt by the Stockholders' Agent of an instrument or acceptance executed by a successor Stockholders' Agent and subscribed and consented to by HealthWatch, or (b) thirty (30) days after notice of resignation was provided by the Stockholders' Agent.

         9. Stockholders' Agent's Fees; Reimbursement of Expenses. The Stockholders' Agent shall receive a fee equal to 5% of any Additional Consideration earned by, and paid to, the Stockholders pursuant to the Merger Agreement and the Additional Consideration Agreements after the Effective Time (the "Agent's Fee"). The Agent's Fee shall be due and payable only from the cash received by the Stockholders' Agent on behalf of the Stockholders pursuant to the Additional Consideration Agreements. All costs, expenses and professional fees reasonably incurred by Stockholders' Agent hereunder, including all legal fees and expenses, shall also be paid from the cash received as Additional Consideration. If the Stockholders' Agent shall be terminated or otherwise removed from her position, the Stockholders' Agent shall be entitled to any Agent's Fee calculated on Additional Consideration earned up to the time of such termination or removal.

         10. Notice. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally, or sent by pre-paid, first class, certified or registered air mail, or by facsimile transmission (with an original sent by first class mail as otherwise provided herein), or by a recognized overnight delivery service with receipt acknowledged, to the intended recipient thereof at the address or facsimile number specified below. Any such notice or communication shall be deemed to have been duly given immediately if given in person or made by confirmed facsimile, or if mailed, three business days after such mailing, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, or if by overnight delivery service on the date of delivery to the address provided to the Stockholders' Agent. The addresses and facsimile numbers of the parties for purposes of this Agreement are as follows:

         To the Stockholders' Agent:  Mary M. Harrison

                                      -----------------------------

                                      -----------------------------
                                      Facsimile No.: (404) 264-1348


         To the Stockholders:         At the addresses or facsimile numbers set
                                      forth on the Letter of Transmittal


         To HealthWatch:              2445 Cades Way
                                      Vista, CA 92083
                                      Attention: Chairman of the Board
                                      Facsimile No.:

Any party may, by written notice given hereunder, designate any future or different addresses or facsimile numbers to which subsequent notices, certificates, payments and other communications shall be sent.

         11. Entire Agreement; Binding Effect. Except for the Merger Agreement and the Additional Consideration Agreements, this Agreement contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof and shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, successors, administrators, and assigns.

         12. Arbitration. Any dispute from or in any way related to this Agreement shall be resolved by an arbitrator experienced in arbitrating business disputes and selected in accordance with the rules of the American Arbitration Association ("AAA"), with such arbitration to be held in Atlanta, Georgia, or such other place as the parties may mutually agree, and conducted in accordance with the AAA's Commercial Arbitration Rules then in effect. Each party hereby agrees that this is the exclusive remedy for such dispute and instead of any court action, which is hereby expressly waived, except with regard to an entry of the arbitration award in a court of competent jurisdiction to confirm and enforce the award. The parties agree that reasonable limited discovery shall be allowed for purposes of resolving the dispute, as determined by the arbitrator. The reasonable costs of arbitration, including the fees and expenses of the arbitrator, shall be paid by the losing party. Each party shall bear the cost of preparing and presenting its case; provided, however, the losing party shall reimburse the other party with respect to such reasonable costs and expenses (including reasonable attorneys fees and other fees of professionals or otherwise) incurred by the prevailing party, unless the arbitrator has good cause to set forth a different allocation of costs and expenses. The arbitrator's decision shall be final and binding. Notwithstanding the foregoing, any party may seek temporary or preliminary injunctive relief against the other party in any court with proper jurisdiction with respect to any and all preliminary injunctive or restraining procedures pertaining to this Agreement or the breach thereof, pending the outcome of any arbitration proceeding.

         13. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         14. Execution of Counterparts. This Agreement shall be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

         15. Applicable Law. This Agreement shall be construed and governed exclusively by the laws of the State of Georgia, without regard to its principles of conflicts of law. Except as limited in Section 12, the parties consent to the jurisdiction of the courts sitting in the State of Georgia for any actions brought hereunder or the enforcement of any arbitration awards.

         16. Headings. The headings used in this Agreement have been prepared for the convenience and reference only and shall not control, affect the meaning, or be taken as an interpretation of any provisions of this Agreement.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused the execution of this Agreement as of the date first above written.

                                         STOCKHOLDERS' AGENT:


                                         ---------------------------------------
                                         MARY M. HARRISON


                                         HEALTHWATCH, INC.


                                         BY:
                                            ------------------------------------

                                         TITLE:
                                               ---------------------------------


STOCKHOLDERS:

EACH STOCKHOLDER LISTED ON EXHIBIT A SHALL BE DEEMED A PARTY TO THIS AGREEMENT UPON HIS, HER OR ITS EXECUTION OF THE LETTER OF TRANSMITTAL, AS REQUIRED BY THE MERGER AGREEMENT, AND SHALL ONLY BE ENTITLED TO RECEIVE HIS, HER OR ITS PRO RATA PORTION OF THE ADDITIONAL CONSIDERATION HELD BY THE STOCKHOLDERS' AGENT FOR THE BENEFIT OF SUCH STOCKHOLDER, IF EVIDENCE OF THE EXECUTION OF THE LETTER OF TRANSMITTAL IS PROVIDED TO THE STOCKHOLDERS' AGENT.

                                    EXHIBIT A

                               STOCKHOLDERS OF PHE

James E. Askew
Peter D. Conlon
Stephen A. Cooley
JoAn K. Emerson
David M. Engert
James M. Ferrelle
Curtis Fisher and Tammi Fisher
Jay F. Fisher
Martin Fisher and Alina Fisher
Thomas E. Fox
Mark Gross
A. Eugene Harrison
Mary M. Harrison
Paul W. Harrison
Nan Swann Haverty
Lonnie Herzog, M.D.
Kimberly Klumok
Todd Sommers Klumok
Alice Lamont
Joan A. Mannion
Peter R. Mannion
Peter R. Mannion and Geraldine A. Mannion
Bernard D. Marino and M. Florence Marino
Elizabeth A. Marino
Stephanie Marino and Bert Ratcliff
Todd M. Murphy
Jana Portman
Larry J. Reuter
Brian L. Schleicher
James B. Sells
David C. Wilhoit
Robert J. Zuckman
James M. Vance
Rawson Haverty, Jr.
Morgan Schuessler and Nan Schuessler
Jerry Zuckman and Toby Zuckman
Ira Jordan
John H. Culbertson, Jr.
Kirby Steele Culbertson
John H. Culbertson, III

Elizabeth Louise Culbertson
Katharine Louise Culbertson
Jesse Hughes
James B. Voyles
William F. Voyles
Rebecca Fandino
Gary C. Motley
Harold M. Cohen
Dean R. Kolbinsky
McGowan Properties, Inc. Profit Sharing Trust
Frank B. McGowan
Edward W. Meyer
Paul S. Friedman
Ed Knight
Harriet Stafford Wall

                                                                       EXHIBIT C


                         CERTIFICATE OF THE DESIGNATION,
                   PREFERENCES, RIGHTS AND LIMITATIONS OF THE
                           SERIES P PREFERRED STOCK OF
                                HEALTHWATCH, INC.


         HealthWatch, Inc., hereinafter called the "Corporation", a corporation organized and existing under the Minnesota Business Corporation Act does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Corporation, said Board of Directors at a meeting duly called and held on August 27, 1998, and at which a quorum was at all times present, duly adopted a Resolution providing for the issuance of a series of 400,000 shares of Series P Preferred Stock, which Resolution is as follows:

         "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is given the distinctive designation of "Series P Preferred Stock" (hereinafter referred to as the "Series P Preferred Stock"), said Series to consist of Four Hundred Thousand (400,000) shares of the stated value of Ten Dollars ($10.00) per share ("Stated Value"). The preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

         1.       Dividends

         (a) Subject to the following, the holders of shares of Series P Preferred Stock shall be entitled to receive dividends at the rate of 12% (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum from the date of issuance to January 31, 1999, payable out of funds legally available therefor; provided, however, that such dividends shall not be paid and the dividends on the Series P Preferred Stock shall terminate and cease to accrue in the event that the Series P Preferred Stock shall become convertible into shares of the Corporation's Common Stock in accordance with
                  Section 4 hereof on or before January 31, 1999. In the event that the Series P Preferred Stock has not become convertible into shares of the Corporation's Common Stock in accordance with Section 4 hereof prior to February 1, 1999, the dividends accrued to that date shall be due and owing and the holders of shares of Series P Preferred Stock shall be entitled to receive dividends at the rate of 18% (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum from February 1, 1999 to August 1, 1999, or, if earlier, the date upon which such shares shall become convertible into shares of the

                  Corporation's Common Stock, payable out of funds legally available therefor. In the event that the Series P Preferred Stock has not become convertible into shares of the Corporation's Common Stock prior to August 1, 1999, the dividends accrued to that date shall be due and owing and the holder of shares of Series P Preferred Stock shall be entitled to receive dividends at the rate of 24% (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum from August 1, 1999 until such date as the Series P Preferred Stock shall become convertible into shares of the Corporation's Common Stock, payable out of funds legally available therefor. Such dividends shall commence upon issuance and shall be payable in preference to any dividend to any shares of Common Stock, and shall be cumulative. Dividends earned after February 1, 1999 shall be paid semi-annually on June 30 and December 31, commencing June 30, 1999, and in every case shall be paid to holders of record as of the close of business five business days before the dividend payment date. Dividends shall be paid in cash or, at the option of the holders of the shares of Series P Preferred Stock, in shares of the Corporation's Common Stock, the value of such stock for the purpose of any such payment to be equal to the average five-day closing bid price for the Common Stock for the five-day period immediately preceding the record date for such payment.

         (b) No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any shares of Common Stock of the Corporation during any fiscal year of the Corporation until dividends, combinations or splits with respect to such shares) on the Series P Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid. Following any such payment or declaration, the holders of any shares of Common Stock shall be entitled to receive dividends, payable out of funds legally available therefor, when, as and if declared by the Board of Directors.

         In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series P Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series P Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series P Preferred Stock were then convertible as of the record date (assuming for this provision that there was no limitation on the right of conversion of the Series P Preferred Stock) fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

         2.       Liquidation Preference

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series P Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of shares of Common Stock by reason of their ownership thereof, the amount of $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares for each share of Series P Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series P Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series P Preferred Stock and holders of any other shares of Preferred Stock of the Corporation in proportion to the preferential amount each such holder is otherwise entitled to receive.

         (b) After payment to the holders of the Series P Preferred Stock of the amounts set forth in Section 2(a) above, and the payment to the holders of any other series of Preferred Stock of the Corporation of any liquidation preferences for such additional series of Preferred Stock, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

         (c) Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

         3.       Voting Rights

         Unless and except to the extent otherwise required by law, the holders of the Series P Preferred Stock shall have no voting power; provided that if any dividends on the Series P Preferred Stock declared by the Board of Directors in accordance with Section 1 hereof have not been paid for a period of one year or more, the holders of Series P Preferred Stock shall, until such dividends have been paid, be entitled, with the holders of the Common Stock, voting as a class, to vote or act by written consent for the election of directors, with the number of votes per share of Series P Preferred Stock in such election to be equal to ten shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). Unless and except to the extent otherwise required by law, the holders of the Series P Preferred Stock shall have no right to vote as a class with respect to any matter. Should the Series P Preferred Stock be entitled to vote on any matter pursuant to a requirement of law, each holder of such stock shall be entitled to one vote in respect to each share of such stock held of record in respect to such matter, unless some other vote is required by law.

         4.       Conversion of Series P Preferred Stock into Common Stock

         (a) Subject to the following conversion rights being approved by the holders of a majority of a quorum of the shares of the Corporation's Common Stock and the provisions of this Section 4, the holder of record of any share or shares of Series P Preferred Stock and the Corporation shall have the right, at his or its option, as the case may be, at any time after issuance, to convert or to cause the conversion of each said share or shares of Series P Preferred Stock into ten (10) (as adjusted for any stock dividends, combinations or splits with respect to such shares) fully-paid and non-assessable shares of Common Stock, $.01 par value (herein referred to as "Common Stock), of the Corporation. The Corporation shall not be required to issue fractional shares in connection with the conversion of any of the Series P Preferred Stock and shall, in lieu thereof, pay to the holder requesting conversion, an amount equal to the value (determined by the Corporation's Board of Directors) of such fractional share.

         (b) Any holder of a share or shares of Series P Preferred Stock desiring to convert such Series P Preferred Stock into Common Stock, shall surrender the certificate or certificates representing the share or shares of Series P Preferred Stock so to be converted, duly endorsed (if required by the Corporation) to the Corporation or in blank, at the office of any Transfer Agent for the Series P Preferred Stock (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at said office that he elects to convert the same as provided above, and setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

         (c) Conversion of Series P Preferred Stock shall be subject to the following additional terms and provisions:

                  (1) As promptly as practicable after the surrender for conversion of any Series P Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Transfer Agent for the Series P Preferred Stock (or such other place as may be designated by the Corporation), to or upon the written order of the holder of such Series P Preferred Stock, certificates representing the shares of Common Stock issuable upon such conversion issued in such name or names as such holder may direct. Shares of the Series P Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series P

                           Preferred Stock for conversion, as provided above, and the rights of the holders of such Series P Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

                  (2) The Corporation shall pay all dividends accrued on the shares of Series P Preferred Stock surrendered for conversion, such payment to be made in cash or at the option of the Corporation, in shares of the Corporation's Common Stock, the value of such stock to be determined as set forth in Section 1(a) hereof.

                  (3) The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon conversion of Series P Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series P Preferred Stock.

                  (4) Prior to March 31, 2000, the holders of Series P Preferred Stock shall not be entitled to convert nor shall the Corporation have the right to require conversion of the Series P Preferred Stock held by such holders to the extent that such conversion would result in such holders beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the Rules thereunder) in the aggregate in excess of forty-five percent (45%) of the then issued and outstanding shares of the Corporation's Common Stock.

         (d) The issuance of certificates for shares of Common Stock upon conversion of the Series P Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series P Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

         5.       General

         (a) In the event that the Corporation shall at any time prior to conversion either (a) subdivide the outstanding shares of Common Stock into a greater number of shares, (b) combine the outstanding shares of Common Stock into a smaller number of shares, (c) change the outstanding shares of Common Stock into the same or a given number of shares of any other class or classes of stock, (d) declare on or in respect of the Common Stock a dividend payable in shares or other securities of the Corporation, then the holders of the Series P Preferred Stock shall be entitled to receive the same number of shares or other securities of the Corporation, or shall be entitled to subscribe for and purchase at the same price that the shares or securities are offered to holders of Common Stock, the number of such shares or the amount of such securities as will represent the same proportion of the outstanding Common Stock prior to such increase or decrease as they would have been entitled to receive or subscribe for, as the case may be, had they been holders of the number of shares of Common Stock into which their shares of Series P Preferred Stock were convertible on the record date (assuming for the purposes of this provision that there was no limitation on the right of conversion of the Series P Preferred Stock) for any such dividend or subscription. The Board of Directors shall determine what adjustments shall be made in the Stated Value in order to appropriately reflect and account for any such change.

         (b) In the event the Corporation at any time while any of the shares of Series P Preferred Stock are outstanding shall be consolidated with or merged into any other corporation or corporations, or shall sell or lease all or substantially all of its property and business as an entirety, lawful provision shall be made as part of the terms of such consolidation, merger, sale, or lease so that the holder of any shares of Series P Preferred Stock may thereafter receive in lieu of such shares of Common Stock otherwise issuable to him upon conversion of his shares of Series P Preferred Stock (assuming for the purpose of this provision that there was no limitation on the right of conversion of the Series P Preferred Stock), but at the conversion rate which would otherwise be in effect at the time of conversion as hereinbefore provided, the same kind and amount of securities or assets as may be issuable, distributable, or payable upon such consolidation, merger, sale, or lease, with respect to shares of Common Stock of the Corporation. The Board of Directors shall determine what adjustments shall be made in the Stated Value in order to appropriately reflect and account for any such change.

         (c) Nothing herein shall be deemed to require the Corporation in the event of any such subdivision, combination, reclassification, recapitalization, consolidation, merger or sale of assets, or liquidation, dissolution or winding up, to issue or distribute fractional interests in shares of capital stock or any other security of the Corporation or another issuer, and the Corporation may make such arrangements as the Board of Directors of the Corporation shall approve with respect to any such event for settlement in lieu of issuance of a fractional interest in a share of capital stock or other security of the Corporation or another issuer to any holder of the Series P Preferred Stock.

         (d) The shares of Series P Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

         (e) The issuance of additional shares of Series P Preferred Stock shall not be subject to any restrictions as to issuance, nor shall the holders of the Series P Preferred Stock be entitled to any restriction with respect to the issuance of shares of any other series of the Corporation's Common Stock or Preferred Stock, or as to the powers, preferences or rights of any such other series; provided that no series of additional shares of Preferred Stock shall have any liquidation or other similar rights in preference to the Series P Preferred Stock."

         IN WITNESS WHEREOF, I have hereunto subscribed my hand this 30th day of September, 1998.

                                         HealthWatch, Inc.



                                         By
                                            ------------------------------------
                                                        Paul Harrison
                                             Chairman of the Board of Directors